UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2010

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On and effective as of July 22, 2010, the Board of Directors of SVB Financial Group (the “Company”) elected Mr. John Robinson as a director and appointed him as a member of each of the following Board committees: Audit Committee, Compensation Committee and Directors’ Loan Committee. Mr. Robinson has served as an advisory director of the Company since April 2010.

In connection with his service to the Company as a director, Mr. Robinson will be entitled to compensation in accordance with the Company’s director compensation policy, which includes annual cash retainers and meeting fees, as well as periodic option grants to purchase shares of the Company’s Common Stock.

Since the beginning of the Company’s last fiscal year, there was no transaction nor is there any currently proposed transaction, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Robinson, or members of his immediate family, had or will have a direct or indirect material interest, other than his director compensation arrangements described above.

(e) As part of its ongoing efforts to structure executive compensation in a manner that appropriately aligns pay with the Company’s business objectives, performance, shareholder interests, sound governance and market competitiveness, the Board’s Compensation Committee (the “Committee”) has modified the Company’s executive compensation framework. In making this modification, the Committee’s primary objectives are to: (i) set total target compensation at a level that is market-competitive; (ii) include an appropriate mix of performance-based and non-performance-based compensation; (iii) balance long-term and short-term performance incentives, and (iv) reward executives based on performance without providing incentives the Committee believes would result in unnecessary risk-taking. The Committee has taken into consideration a variety of factors, including recent trends in corporate governance and executive compensation and the incentive compensation guidelines issued by the Federal banking regulators on June 22, 2010.

During 2009, the Committee took the first step in this evolution by increasing base salaries for certain executives. The current changes build upon the 2009 adjustments. Together, they shift compensation away from short-term incentives toward non-incentive compensation (in the form of base salaries), on the one hand, and long-term, performance-based pay, on the other.

On July 21, 2010, the Committee made the following compensation changes for its named executive officers (“NEOs”):

•	Increased base salaries for the two NEOs for whom it did not adjust base pay during 2009.

•	Lowered incentive payout targets (measured as a percentage of base salary) under the Company’s annual cash incentive compensation plan for all NEOs.

•

Adopted a new Long-Term Cash Incentive Plan (“LTI Plan”). The LTI Plan will increase the share of total compensation provided in the form of long-term, performance-based pay. It is designed to enhance the Committee’s ability to set appropriate long-term performance metrics.

Additionally, the modified executive compensation framework includes: (i) the termination of NEO participation in the Company’s Retention Program, and (ii) the Company’s continued use of restricted stock and stock option awards as additional components of its long term incentive compensation program.

The Committee retained broad discretion over the approval of awards under each of the Company’s performance-based compensation plans, including the annual cash compensation plan, the LTI Plan, and performance-based restricted stock awards.

The specific changes are outlined in greater detail below.

Base Salaries. In light of the revised compensation philosophy, and based upon the Committee’s evaluation of peer market salary data and individual performance, the Committee approved salary increases for two NEOs. The increases are retroactively effective as of March 1, 2010 (the date on which employee merit salary increases for 2010 were effective):

•	The annual base salary for Mark MacLennan, President of SVB Capital, increased by $58,000 to $396,000; and

•	The annual base salary for Dave Jones, Chief Credit Officer, increased by $100,000 to $400,000.

No changes were made to the annual base salaries for Ken Wilcox (President and Chief Executive Officer), Greg Becker (President, Silicon Valley Bank) or Mike Descheneaux (Chief Financial Officer).

Reduction of Annual Incentive Targets. To reduce the proportion of short-term incentive compensation of the NEOs’ total target compensation, annual cash incentive payout targets under the Company’s Incentive Compensation Plan for NEOs were reduced by 30-50%.

Termination of Retention Program Executive Participation. NEOs will no longer participate in the Retention Program (“RP”) for past or future plan years. The RP was previously used by the Company to provide long-term compensation to the NEOs.

Adoption of Long-Term Cash Incentive Plan and Related 2010 Performance Plan. The Committee approved the LTI Plan to offer designated employees the opportunity to earn incentive compensation pursuant to the terms of the LTI Plan. The Committee will administer the LTI Plan and, in its sole discretion, will select the participants, set the target awards for each participant, establish an incentive compensation pool and determine the Company and/or individual performance goals applicable to the incentive award for each participant. The LTI Plan is filed as Exhibit 10.35 to this report, is incorporated into this Item 5.02 by reference and qualifies in its entirety the foregoing description of the LTI Plan.

In addition, the Committee approved certain performance goals and incentive targets which are adopted under, and governed by, the LTI Plan. For the Company’s fiscal years 2010, 2011 and 2012 (together, the “Performance Period”), the NEOs listed below have been assigned a target award for the Performance Period based on the achievement of specified performance goals during the Performance Period.

The NEOs’ target awards for the Performance Period are as follows:

Participant	Target Award for 3-Year Performance Period (Fiscal Years 2010, 2011 and 2012)
Ken Wilcox	$900,000
Greg Becker	$212,600
Michael Descheneaux	$107,800
Dave Jones	$150,000
Mark MacLennan	$236,000

Subject to the Committee’s sole discretion, an executive officer may earn more or less than his or her target award based on the achievement of specified performance goals.

Furthermore, subject to the Committee’s authority to modify performance goals during the Performance Period in its sole discretion, an executive’s actual award will be determined as follows: (i) 50% of the actual award will be measured as the increase in book value versus targets established for the Performance Period, and (ii) 50% of the actual award will be measured by the Company’s total shareholder return as compared to the total shareholder return of specified peer group companies.

Payments under the LTI Plan will be paid in cash and executives generally must remain employed through the last day of the Performance Period to receive a payment, if any. If a participant terminates his or her service during the Performance Period as the result of his or her retirement, then the participant will be entitled to receive the actual award he or she would have otherwise received had the participant remained employed through the end of the Performance Period (less amounts previously paid, if any). If a participant’s service is terminated as the result of his or her death or disability, then the participant (or his or her estate) will be entitled to receive a pro-rata portion of the actual award he or she would otherwise have received had the participant remained employed through the end of the Performance Period (less amounts previously paid, if any). If the LTI Plan is terminated in connection with a change of control that occurs during the Performance Period, or if the LTI Plan continues following a change of control but the participant is terminated without cause or resigns for good reason within ninety (90) days prior to, or at any time following the change of control, the participant will be paid an actual award for the Performance Period then in progress with the amount to be based on actual achievement of the previous year’s performance goals, or if there are none, at 100% of target (less amounts previously paid, if any).

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On and effective as of July 22, 2010, the Board of Directors of the Company amended and restated the Company’s Bylaws to increase the number of directors authorized to serve on the Board of Directors from a range of eight (8) to twelve (12) to a range of eight (8) to thirteen (13). In connection with the election of Mr. Robinson as a director as described in Item 5.02 above, on and effective as of the same date, the Board fixed the number of authorized directors at thirteen (13).

A copy of the Amended and Restated Bylaws is filed herewith as Exhibit 3.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.2	Amended and Restated Bylaws of the Company

10.35	SVB Financial Group Long-Term Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2010	SVB FINANCIAL GROUP

	By:	/S/ KEN WILCOX
	Name:	Ken Wilcox
	Title:	President and Chief Executive Officer